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                                                                    EXHIBIT 99.1

                              EL PASO CORPORATION
                                EL PASO BUILDING
                             1001 LOUISIANA STREET
                              HOUSTON, TEXAS 77002
                                 (713) 420-2600

                                                                          , 2002

To the Holders of El Paso's
7 7/8% Notes due June 15, 2012:

     El Paso Corporation, a Delaware corporation, is offering to exchange its
7 7/8% Notes due June 15, 2012 that have been registered under the Securities Act of 1933 (the "New Notes") for all outstanding 7 7/8% Notes due June 15, 2012 (the "Old Notes"), upon the terms and subject to the conditions set forth in the
enclosed prospectus dated           , 2002 (the "Prospectus") and the related
letter of transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"). The Exchange Offer is conditioned upon a number of factors set out in the Prospectus under "The Exchange Offer --
Conditions of the Exchange Offer" beginning on page   .

     The Old Notes were issued on June 10, 2002 in an original aggregate principal amount of $500,000,000, the full principal amount of which remains outstanding. The maximum amount of New Notes that will be issued in exchange for Old Notes is $500,000,000.

     Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required
documentation, to                               , the exchange agent (the
"Exchange Agent"), for the Exchange Offer.

     If you have questions regarding the terms of the Exchange Offer, please direct your questions to Deutsche Bank Trust Company Americas at 1 (800) 735-7777.

     Thank you for your time and effort in reviewing this request.

                                          Very truly yours,

                                          EL PASO CORPORATION